Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

January 28, 2026, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2025 of $363.8 million, or $121.54 per diluted share. For the fourth quarter ended December 31, 2025, net income and diluted earnings per share decreased 20% and 13%, respectively, when compared to 2024 fourth quarter net income of $457.4 million, or $139.93 per diluted share. Consolidated revenues for the fourth quarter of 2025 totaled $2.71 billion, compared to $2.85 billion in the fourth quarter of 2024.
For the year ended December 31, 2025, consolidated revenues were $10.32 billion, a 2% decrease from $10.52 billion reported for the same period of 2024. Net income for the year ended December 31, 2025 was $1.34 billion, a decrease of 20% when compared to net income for the year ended December 31, 2024 of $1.68 billion. Diluted earnings per share for the year ended December 31, 2025 was $436.55, a decrease of 14% from $506.69 per diluted share for the same period of 2024.
Homebuilding
New orders in the fourth quarter of 2025 increased by 3% to 4,951 units, when compared to 4,794 units in the fourth quarter of 2024. The average sales price of new orders in the fourth quarter of 2025 was $454,200, a decrease of 3% when compared to the fourth quarter of 2024. The cancellation rate in the fourth quarter of 2025 was 16.6% compared to 16.9% in the fourth quarter of 2024. Settlements in the fourth quarter of 2025 decreased by 8% to 5,668 units, compared to 6,180 units in the fourth quarter of 2024. The average settlement price in the fourth quarter of 2025 increased by 3% to $464,900, compared to $450,000 in the fourth quarter of 2024. Our backlog of homes sold but not settled as of December 31, 2025 decreased on a unit basis by 15% to 8,448 units and decreased on a dollar basis by 16% to $4.01 billion when compared to the respective backlog unit and dollar balances as of December 31, 2024.
Homebuilding revenues of $2.64 billion in the fourth quarter of 2025 decreased by 5% compared to homebuilding revenues of $2.78 billion in the fourth quarter of 2024. Gross profit margin in the fourth quarter of 2025 decreased to 20.4%, from 23.6% in the fourth quarter of 2024. Gross profit margin was negatively impacted by higher lot costs, pricing pressure due to continued affordability challenges, and contract land deposit impairments totaling approximately $35.7 million. Income before tax from the homebuilding segment totaled $411.5 million in the fourth quarter of 2025, a decrease of 22% when compared to the fourth quarter of 2024.
New Orders for the year ended December 31, 2025 decreased by 10% to 20,410 units, compared to 22,560 units in 2024. Settlements for the year ended December 31, 2025 decreased by 4% to 21,915 units, compared to 22,836 units settled in 2024. Homebuilding revenues for the year ended December 31, 2025 totaled $10.09 billion, a 2% decrease from 2024. Gross profit margin for the year ended December 31, 2025 decreased to 21.2%, compared to 23.7% in 2024. Gross profit margin was negatively impacted by contract land deposit impairments totaling approximately $75.9 million. Income before tax for the homebuilding segment decreased 18% for the year ended December 31, 2025 to $1.61 billion, compared to $1.96 billion in 2024.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2025 totaled $1.51 billion, a decrease of 11% when compared to the fourth quarter of 2024. Income before tax from the mortgage banking segment totaled $57.2 million in the fourth quarter of 2025, an increase of 24% when compared to $45.9 million in the fourth quarter of 2024. The increase was primarily attributable to an increase in secondary marketing gains on sales of loans.
Mortgage closed loan production for the year ended December 31, 2025 decreased 4% to $6.04 billion, compared to $6.26 billion in 2024. Income before tax from the mortgage banking segment for the year ended December 31, 2025 decreased 2% to $152.0 million from $154.9 million in 2024.

Effective Tax Rate
Our effective tax rate for the three and twelve month periods ended December 31, 2025 was 22.4% and 24.0%, respectively, compared to 20.1% and 20.5% for the three and twelve month periods ended December 31, 2024, respectively. The increase in the effective tax rate in each period is primarily attributable to a lower income tax benefit recognized for excess tax benefits from stock option exercises, which totaled $8.7 million and $28.3 million for the three and twelve months ended December 31, 2025, respectively, compared to $21.3 million and $95.1 million for the three and twelve months ended December 31, 2024, respectively.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-seven metropolitan areas in sixteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position and financial results, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; the economic impact of a major epidemic or pandemic; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)
Homebuilding:
Revenues	$2,635,214	$2,780,717	$10,094,269	$10,292,425
Other income	22,460	33,094	96,260	143,890
Cost of sales	(2,096,645)	(2,125,633)	(7,953,401)	(7,850,549)
Selling, general and administrative	(142,644)	(154,714)	(599,667)	(598,207)
Interest expense	(6,857)	(6,774)	(27,578)	(26,988)
Homebuilding income	411,528	526,690	1,609,883	1,960,571

Mortgage Banking:
Mortgage banking fees	77,394	64,891	229,690	232,054
Interest income	4,706	5,600	17,886	19,092
Other income	1,395	1,562	5,189	5,480
General and administrative	(25,944)	(25,870)	(99,459)	(100,896)
Interest expense	(357)	(239)	(1,257)	(795)
Mortgage banking income	57,194	45,944	152,049	154,935

Income before taxes	468,722	572,634	1,761,932	2,115,506
Income tax expense	(104,907)	(115,202)	(422,116)	(433,578)

Net income	$363,815	$457,432	$1,339,816	$1,681,928

Basic earnings per share	$128.52	$149.84	$462.00	$540.88

Diluted earnings per share	$121.54	$139.93	$436.55	$506.69

Basic weighted average shares outstanding	2,831	3,053	2,900	3,110

Diluted weighted average shares outstanding	2,993	3,269	3,069	3,319

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,883,844	$2,561,339
Restricted cash	34,348	42,172
Receivables	32,742	32,622
Inventory:
Lots and housing units, covered under sales agreements with customers	1,410,695	1,727,243
Unsold lots and housing units	252,029	237,177
Land under development	39,312	65,394
Building materials and other	21,524	28,893
	1,723,560	2,058,707

Contract land deposits, net	851,458	726,675
Property, plant and equipment, net	103,770	95,619
Operating lease right-of-use assets	110,535	78,340
Deferred tax assets, net	143,666	142,192
Other assets	205,640	150,566
	5,089,563	5,888,232
Mortgage Banking:
Cash and cash equivalents	32,642	49,636
Restricted cash	6,047	11,520
Mortgage loans held for sale, net	571,596	355,209
Property and equipment, net	7,727	7,373
Operating lease right-of-use assets	23,953	23,482
Other assets	125,402	45,536
	767,367	492,756
Total assets	$5,856,930	$6,380,988

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$259,244	$332,772
Accrued expenses and other liabilities	376,976	441,300
Customer deposits	249,210	322,926
Operating lease liabilities	117,589	83,939
Senior notes	909,160	911,118
	1,912,179	2,092,055
Mortgage Banking:
Accounts payable and other liabilities	53,738	53,433
Operating lease liabilities	26,144	25,428
	79,882	78,861
Total liabilities	1,992,061	2,170,916

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2025 and December 31, 2024	206	206
Additional paid-in capital	3,155,367	3,031,637
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both December 31, 2025 and December 31, 2024	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	16,386,769	15,046,953
Less treasury stock at cost – 17,755,943 and 17,543,686 shares as of December 31, 2025 and December 31, 2024, respectively	(15,677,473)	(13,868,724)
Total shareholders' equity	3,864,869	4,210,072
Total liabilities and shareholders' equity	$5,856,930	$6,380,988

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025		2024		2025		2024
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	1,869	$504.9	1,726	$547.1	7,379	$520.0	8,511	$527.3
North East (2)	544	$578.8	453	$639.9	1,778	$638.3	1,994	$622.4
Mid East (3)	965	$431.4	1,024	$419.6	4,066	$426.5	4,654	$408.0
South East (4)	1,573	$364.8	1,591	$367.4	7,187	$362.5	7,401	$364.6
Total	4,951	$454.2	4,794	$469.0	20,410	$456.2	22,560	$457.7

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025		2024		2025		2024
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,128	$526.8	2,143	$524.8	8,287	$527.6	8,537	$518.1
North East (2)	495	$632.1	522	$617.7	1,860	$646.5	1,967	$592.6
Mid East (3)	1,183	$425.9	1,242	$410.3	4,478	$418.7	4,585	$406.0
South East (4)	1,862	$374.6	2,273	$362.5	7,290	$362.8	7,747	$366.7
Total	5,668	$464.9	6,180	$450.0	21,915	$460.6	22,836	$450.7

	As of December 31,
	2025		2024
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	3,160	$527.8	4,068	$541.6
North East (2)	973	$644.0	1,055	$658.1
Mid East (3)	1,633	$435.2	2,045	$416.5
South East (4)	2,682	$373.9	2,785	$374.3
Total	8,448	$474.4	9,953	$481.4

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Average active communities:
Mid Atlantic (1)	134	132	125	147
North East (2)	35	29	30	31
Mid East (3)	98	104	96	101
South East (4)	183	161	181	148
Total	450	426	432	427

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Homebuilding data:
New order cancellation rate	16.6%	16.9%	17.0%	14.2%
Lots controlled at end of period			180,100	162,400

Mortgage banking data:
Loan closings	$1,511,639	$1,695,831	$6,039,621	$6,260,428
Capture rate	84%	86%	86%	86%

Common stock information:
Shares outstanding at end of period			2,799,387	3,011,644
Number of shares repurchased	64,904	64,216	243,082	256,871
Aggregate cost of shares repurchased	$487,383	$564,315	$1,818,595	$2,057,677

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee, Florida, Georgia and Kentucky

Investor Relations Contact:
Ryan Sheplee
(703) 956-4243
ir@nvrinc.com